UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12
RENTECH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release
March 16, 2006

Rentech Releases Details for its Annual Meeting of Shareholders

Denver, Colorado-Rentech, Inc. (AMEX:RTK) announced today that the 2006 Annual Meeting of Shareholders has been scheduled for Thursday, April 13, 2006, at 9 a.m. MDT, to be held at the Magnolia Ballroom, 817 17th Street, Denver, Colorado. March 17, 2006 has been established as the shareholder record date for the Annual Meeting.

        A definitive proxy statement relating to the matters to be acted upon at the meeting was filed with the SEC on March 15, 2006 and will be mailed to shareholders after the record date. Shareholders are advised to read the definitive proxy statement as it contains important information. The proxy statement and other relevant materials (if and when they become available) may be obtained free of charge by accessing the SEC's website at www.sec.gov. In addition, shareholders and investors may obtain free copies of the documents filed with the SEC by Rentech by contacting Investor Relations for Rentech at (303) 298-8008, extension 116 or by accessing Rentech's website at www.rentechinc.com.

        Proxies may be solicited on behalf of Rentech by its directors, officers and employees. Information about such persons, including a description of their interests, can be found in Rentech's definitive proxy statement filed with the SEC on March 15, 2006.